PRESS RELEASE

Southern Community Financial Corporation Has No Investments in Fannie Mae or Freddie Mac Stock

Winston-Salem, NC, September 17, 2008 - Southern Community Financial Corporation (Nasdaq: SCMF), the parent company of Southern Community Bank and Trust, does not hold any equity shares (common or preferred) of either Freddie Mac or Fannie Mac in its securities portfolio, and therefore is not exposed to any potential charge to third quarter earnings from such ownership. Recently, the United States Department of Treasury and the Federal Housing Finance Agency announced that Freddie Mac and Fannie Mae were being placed under conservatorship, with control of their management being given to the Federal Housing Finance Agency. In connection with this action Fannie Mae and Freddie Mac have been prohibited from paying dividends on their equity securities (common and preferred stock), which has caused a severe diminution in the value of such equity securities. This diminution in value may result in “other-than-temporary impairment” write downs during the third quarter for those financial institutions and bank holding companies that hold these shares in their investment portfolios.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two branches throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer, Chairman/CEO
James Hastings, Executive Vice President/CFO
336/768-8500